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                                                                   EXHIBIT 10.6


                                KIRKLAND'S, INC.
                                  P.O. Box 7222
                             Jackson, TN 38303-7222



                                                                   June 12, 1996



Mr. Carl Kirkland
President
Kirkland's, Inc.
805 North Parkway
Jackson, Tennessee  38305

Dear Mr. Kirkland:

         In recognition of your contribution to the growth and success of Kirkland's, Inc. and its related companies (the "Company"), we are pleased to offer to you ("Executive") continued employment with the Company as Chairman and Chief Executive Officer, subject to the following terms of this letter agreement (the "Agreement").

         1. Term and Duties. Executive shall be employed for a term commencing on the date hereof and expiring on the fourth anniversary of the date hereof (the "Term"). During the Term, Executive shall devote his best efforts and substantially all of his business time and services to the Company, subject to the direction of and reporting to the Board of Directors of the Company (the "Board").

         2. Annual Salary. Executive hereby agrees to accept, as compensation for all services rendered by Executive in any capacity hereunder and for the Restrictive Covenants made by Executive in Section 6 hereof, an annual salary at the rate of $987,500 (the "Annual Salary") commencing on the date hereof and continuing until expiration or termination of the Term. The Annual Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company. The Annual Salary will be paid in the following manner: (a) a minimum of $275,000 in 12 equal monthly installments in arrears and (b) $712,500 payable annually in arrears on April 15 of each year. This minimum amount may be increased from time to time by the approval of the Company's Board of Directors. The annual payment to be made on April 15, 1997 shall be a prorated portion of $712,500 based on the portion of a year which has elapsed from the Closing Date (as defined in the Recapitalization Agreement, dated April 26, 1996 among the Company, Kirkland Holdings L.L.C. and the Company's former
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majority shareholders, including Executive (the "Recapitalization Agreement")
through April 15, 1997. The annual payment to be made with respect to any period during which the Term terminated prior to the applicable April 15 payment date will be prorated based on the portion of a year which has elapsed from April 15 of the prior year until the termination or expiration of the Term.

         3. Annual Bonus. Executive will be eligible to receive with respect to each fiscal year of the Company during the Term (each, a "Fiscal Year") commencing with the Fiscal Year ending December 31, 1996, a bonus ("Annual Bonus") consisting of: (i) an annual performance bonus of either (A) $175,000.00 if the Company achieves at least ninety-five (95%) of its Performance Target (as defined below), or (B) $175,000.00 multiplied by the product of (i) the actual percentage of Performance Target achieved minus eighty-five (85%) percent, but not less than zero, times (ii) ten (10); and (ii) up to an additional $75,000.00, subject to the discretion of the Board, which may take performance measures into consideration, including but not limited to team leadership, new store openings, existing store performance and/or customer satisfaction. For purposes of this Agreement, "Performance Target" means the Company's projected annual operating profit, as established by the Board for each Fiscal Year during the Term. The Annual Bonus shall be payable within 30 days after completion of the audit of the Company's financial statements for the prior Fiscal Year.

         4. Benefits. Executive shall be entitled to the benefits (the "Benefits") set forth on Schedule A attached hereto.

         5. Incentive Stock Options. Simultaneously with the execution of this Agreement, the Company has granted stock options to Executive to purchase two percent (2%) of the Company's common stock (determined on a fully diluted basis), pursuant to and subject to the terms of the 1996 Incentive and Non-Qualified Stock Option Plan of the Kirkland Companies adopted on the date hereof by the Board of Directors of the Company, and further subject to the terms and provisions contained in that certain Stock Option Agreement between the Company and Executive.


         6.   Non-Compete; Confidentiality; Non-Solicitation.

              6.1. Restrictive Covenants.

                   (a) Non-Compete. Executive shall not, during the Term and for a period of three (3) years thereafter (the "Restricted Period"), in the United States, Canada or any other place where the Company, its subsidiaries or affiliates conduct business, directly or indirectly (except in Executive's capacity as an officer of the Company or its subsidiaries or affiliates)


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do any of the following directly or indirectly without the prior written consent of the Company:

                   (i) engage or participate in any business activity competitive with the Company's business, or in any business activity which sells to or supplies goods or products to a business that is competitive with the Company's business, or in either case, the business of any of the Company's subsidiaries or affiliates ("Competing Business"), as the same are conducted by the Company or its subsidiaries or affiliates at any time during the Restricted Period;

                   (ii) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any Competing Business. Notwithstanding the foregoing, Executive may hold up to one percent (1%) of the outstanding securities of any class of any publicly-traded securities of any company;

                   (iii) solicit or call on, either directly or indirectly, (A) for purposes of selling goods or products competitive with goods or products sold by the Company, any customer with whom the Company shall have dealt at any time during the two year period immediately preceding the termination of Executive's employment hereunder; or (B) any supplier with whom the Company shall have dealt at any time during the two year period immediately preceding the termination of Executive's employment hereunder;

                   (iv) except by reason of and in his capacity as an officer of the Company, and in the best interests of the Company, directly or indirectly, influence or attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

                   (v) except by reason of and in his capacity as an officer of the Company, and in the best interests of the Company, influence or attempt to influence any person to either (i) terminate or modify his employment, consulting, agency, distributorship or other arrangement with the Company, or
(ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the one year period immediately preceding the termination of Executive's employment hereunder.




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         7.   Termination.

              7.1. Change in Control. Upon the occurrence of a Change in Control, Qualified Public Offering, Sale or Refinancing (such terms being used herein as defined in the Recapitalization Agreement) during the Term (or any renewal of the Term), this Agreement shall terminate and the Executive and the Company shall enter into a new employment agreement which shall be coextensive with the remaining Term hereunder and which shall provide for an annual salary at the rate of $275,000, a bonus equivalent to that provided for in Section 3 hereof, and a non-competition provision equivalent to that provided for in
Section 6 hereof which continues until three years following the end of the remaining Term hereunder.

              7.2. Disability. In the event of the disability of the Executive during the Term (or any renewal of the Term), such that Executive is unable to perform his duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than sixty (60) consecutive days or more than ninety (90) days, in the aggregate, during any one hundred twenty (120) day period ("Disability"), the Term will terminate and the Company will cease to pay the Annual Salary and Bonus and will, in recognition of Executive's past services to the Company, pay to Executive: (i) the sum of $712,500 per annum (prorated for any partial year) until the seventh anniversary of the date of this Agreement; provided that such annual payments shall terminate upon the occurrence of a Change in Control, Qualified Public Offering, Sale or Refinancing and (ii) a pro rata portion of his Annual Bonus for the Fiscal Year in which such termination occurs, if the Performance Targets applicable to that Fiscal Year are achieved.

              7.3. Death. In the event that Executive dies during the Term (or any renewal of the Term), the Term will terminate and the Company will cease to pay the Annual Salary and Bonus and will, in recognition of Executive's past services to the Company, pay Executive's executors, legal representatives or administrators: (i) a death benefit of $712,500 per annum (prorated for any partial year) until the seventh anniversary of the date of this Agreement; provided that such payments shall terminate upon the occurrence of a Change in Control, Qualified Public Offering, Sale or Refinancing and (ii) a pro rata portion of Executive's Annual Bonus for the Fiscal Year in which the


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death occurs, if the Performance Targets applicable to that Fiscal Year are achieved.

           7.4. Continuing Obligation. The Company's obligation to pay the compensation to Executive under this Agreement may be terminated only to the extent provided in Sections 7 and 8 of this Agreement, and shall not be terminated for any other reason.



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         Please indicate your acceptance of employment and your agreement to render services to the Company subject to the terms set forth above by executing and returning the enclosed copy of this letter.



                                            Sincerely,

ATTEST:                                     KIRKLAND'S, INC.



By: /s/ Illegible Signature                    By: /s/ Bruce Moore
    -------------------------                    ---------------------------
    Title: VP/Sec                                Name:
                                                 Title: V.P.


Agreed to and Accepted:


/s/ Carl Kirkland
-----------------------------
Carl Kirkland




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                                   SCHEDULE A

                                EMPLOYEE BENEFITS


1. Automobile. An allowance of $600 per month during the Term for an automobile.

2. Life Insurance. The Company shall purchase term life insurance in the face amount of $500,000.00 for Executive (with a person designated by Executive as named beneficiary of such insurance) for the period of the Term. The policy for the life insurance shall (i) contain a waiver of premium in the event of Disability (to the extent available at commercially reasonable rates) and (ii) provide for transfer to Executive in the event of Executive's termination under the terms of the Agreement so that Executive may then continue coverage under such policy after such termination.

3. Expense Reimbursement. Executive shall be entitled to receive reimbursement from the Company for all reasonable out-of-pocket expenses incurred by Executive in performing his duties under the Agreement, without regard to applicable deductions available to the Company, upon presentation of expense statements or vouchers and such other supporting information as may be required pursuant to any expense reimbursement policy adopted by the Company and in force from time to time.

4. Vacation. Executive shall be entitled to reasonable vacation time as determined by the Board consistent with past practices of the Company.

5. Other Benefits. Executive shall be permitted, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called "fringe benefits" of the Company, which may be no less favorable to Executive than the terms offered to such other senior executives of the Company during the Term.

6. Extended Benefits. Following the expiration or termination of the Term, Executive and his immediate family members shall be permitted to continue to participate, at his own expense, in the Company's health insurance programs, to the extent permitted by the insurance company (if any) then providing such programs for the Company's executives and their immediate family members.



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